                                                                    EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT

                                     OF THE

                      RESTATED CERTIFICATE OF INCORPORATION

                            OF DEL LABORATORIES, INC.

        (PURSUANT TO SECTION 242 OF THE DELAWARE GENERAL CORPORATION LAW)

         The undersigned, being the Vice President and Secretary of Del Laboratories, Inc., a corporation duly authorized and existing under the laws of the State of Delaware (the "Corporation") hereby certify as follows:


         1. Article Fourth, Section A of the Restated Certificate of Incorporation is hereby amended so that such Section reads in its entirety as follows:

                           "A. AUTHORIZED CAPITAL STOCK. The total number of
                  shares of all classes of stock which this Corporation shall have authority to issue is TWENTY ONE MILLION (21,000,000) shares, consisting of TWENTY MILLION (20,000,000) shares of Common Stock, par value $1.00 per share (hereinafter the "Common Stock") and ONE MILLION (1,000,000) shares of Preferred Stock, par value $.01 per share (hereinafter, the "Preferred Stock")."

         2. The foregoing amendment was duly adopted by the Board of Directors and the Stockholders of the Corporation, pursuant to
                  Section 242(b) of the Delaware General Corporation Law.

         IN WITNESS WHEREOF, I have hereunto set my hand and seal this 1st day of June, 1998, and acknowledge under penalty of perjury, that this instrument is the act and deed of the Corporation, and that the facts stated herein are true.

                                                      /s/ Shawn A. Smith
                                                      Shawn A. Smith

                                                      Vice-President, Secretary

                                       1